Exhibit 10.1

THE 2025 SYPRIS OMNIBUS PLAN

Article I.    General

1.1    Purpose - The purpose of the 2025 Sypris Omnibus Plan (“Plan”) is to retain and to motivate directors, officers, other employees and consultants (“Associates”) of Sypris Solutions, Inc. and its subsidiaries (together with such subsidiaries, as appropriate in context, the “Company”).

1.2    Eligibility - The Company’s Compensation Committee (“Committee”) shall determine those Associates who may participate in the Plan (“Participants”).

1.3    Term - The Committee may grant awards under this Plan (“Awards”) from May 21, 2025 (the “Effective Date”), through May 21, 2030, and such Awards may, subject to the terms and conditions of an Award, survive the Plan’s expiration. Effective May 12, 2025, the Company’s 2020 Sypris Omnibus Plan (the “2020 Plan”) will expire in accordance with its terms and there will be no further awards made under the 2020 Plan.

Article II.    Administration

2.1    Interpretation - The Committee shall have complete authority to interpret the Plan or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Plan or any Award Agreements (including to establish or amend any rules regarding the Plan that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Committee’s sole discretion (“Rule”)). Notwithstanding the foregoing, any action hereunder may be taken by the Board of Directors of the Company (the “Board”) in lieu of the Committee and all references herein to the Committee shall be deemed to be the Board when the Board so acts.

2.2    Authority - The Committee shall have final authority, in its sole discretion, to determine or interpret any of the following terms (collectively, “Terms”), with respect to both new and outstanding Awards, subject to applicable Rules:

●    eligibility criteria regarding any participation or exercise rights,

●    types of Awards including those qualified under 26 USC §422 or its equivalent (“ISOs”) and cash awards,

●    amounts, classes, registration rights or restricted legends of related Shares,

●    timing and features of any rights, benefits or payments due to Participants under any Award (including voting, exercise, or dividend rights),

●    restrictions on assignment or transfer of any Awards or rights thereunder,

●    vesting and forfeiture terms,

●    convertibility or deferral rights,

●    the amounts, methods and forms of consideration due from any Participant in exchange for the receipt or exercise of any Award or rights thereunder (including the exchange of previously granted Awards) and for any taxes incident thereto,

●    whether an Award should be subject to the satisfaction of Performance Objectives as described in Section 2.3, and any other terms or conditions as the Committee specifies in written agreements, which shall govern the terms of each Award (and which need not be identical) (the “Award Agreements”). The Committee may condition Awards upon the Participant’s execution of Award Agreements, representations regarding resale, blank stock powers, and any other documents that it may specify. Shares may be deposited together with stock powers with any escrow agent (including the Company) as specified by the Committee.

2.3    Performance Objectives - “Performance Objectives” may be expressed in terms of performance criteria selected by the Committee, such as, but not limited to, (a) earnings per share, (b) Stock prices, (c) net income, (d) pre-tax income, (e) operating income, (f) return on equity or assets, (g) economic value added, (h) sales, (i) cash flow from operating activities, (j) working capital, (k) productivity ratios, (l) expense targets, (m) cost containment or reduction, (n) market share, (o) completion of acquisitions of businesses or companies, (p) completion of divestitures and asset sales, (q) completion of business relocation activities, (r) other financial objectives, or (s) any combination of the foregoing, with respect to the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

The Committee may also determine that any evaluation of performance may exclude charges, credits or revenues related to an event or occurrence which the Committee determines should appropriately be excluded, including, without limitation, (a) restructurings, discontinued operations, reserves or allowances for loan losses, extraordinary items, and other unusual or non-recurring revenues or charges, credits, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of or accounting changes in accordance with U.S. generally accepted accounting principles or tax changes.

2.4    Amendments and Approvals - The Committee, at its discretion, may amend the Plan, its interpretations or any Award, or any Award Agreement related thereto, at any time, subject to applicable Rules. With respect to any amendment, action or approval hereunder, the Committee may require the approval of any other persons or entities, pursuant to applicable Rules.

2.5    Delegation - The Committee may delegate any portion of their responsibilities and powers to one or more persons selected by them, subject to applicable Rules. Such delegation may be revoked by the Committee at any time.

Article III.    Stock Subject to Plan

3.1    Limit on Shares - The Committee shall limit Awards in the aggregate to an aggregate maximum amount (“Cap”) of: (a) total shares of the Company’s $.01 par value common stock (“Common Stock”), and (b) total shares of any other classes of the Company’s then authorized common stock as are determined by the Committee to be no more dilutive than the Common Stock (collectively, the “Shares” or, individually, the “Stock”); and no more than 50% of all Awards shall be ISOs. Upon the Effective Date, such Cap shall be Three Million (3,000,000) Shares, plus the number of Shares that remain outstanding and available for issuance under the Company’s 2020 Plan as of its expiration (including any Shares that have become available as a result of forfeitures of Awards under the Company’s 2020 Plan prior to its expiration) as calculated pursuant to Section 3.2. Otherwise the Cap shall be increased only: (x) if approved by a majority of the Company’s stockholders, (y) pursuant to Article VI, or (z) if approved by the Committee to replace any acquired business’ equity plan with an appropriate number of additional Shares, pursuant to applicable Rules.

3.2    Share Usage and Unvested Shares - Each Award shall be counted, as of the grant date, against the limit set forth in Section 3.1 as one Share for every one Share subject to an Award. Awards granted in substitution for awards held by employees of a business entity acquired by the Company (a “Substitute Award”) shall not count against the Shares available for issuance under the Plan.

If any Awards under the Plan or the 2020 Plan shall expire, be forfeited, exchanged or cancelled without having been fully exercised or vested (excluding, however, the use of Shares to satisfy the tax withholding obligations or the payment of the purchase price of an Award), the reserved but unused Shares subject thereto shall again be available for new Awards under the Plan.

3.3    Outside Director Limits –The maximum total compensation (including cash payments and the aggregate grant date fair value of Shares that may be granted under the Plan) that may be paid to or granted in a calendar year to an Outside Director for his or her service as a member of the Board or a committee of the Board is $200,000; provided, however, that the foregoing limitation shall not apply to the extent that the Outside Director has been or becomes an employee of the Company during the calendar year. The limit in this section does not apply to compensation to an Outside Director for service to the Company other than service as a member of the Board or a committee of the Board. An “Outside Director” means a member of the Board who is not an officer or employee of the Company or any subsidiary.

3.4    Share Issuance Book Entry - Notwithstanding any other provision of this Plan to the contrary, the issuance of Shares under the Plan may be evidenced in such manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more share certificates.

Article IV.    Types of Awards

4.1    Stock - The Committee may grant Awards of Stock, including Awards of Stock subject to restrictions and vesting conditions, to Participants on Terms specified in the Award Agreements.

4.2    Options - The Committee may grant Awards of options to purchase or sell Stock to Participants on Terms specified in the Award Agreements. The purchase price under any such Award shall be the closing price of the Stock on the date of grant, and the sale price under any such Award shall be the closing price of the Stock on the date of the sale, unless the Committee designates another price in the Award Agreement; provided further that, the fair market value (on each ISO’s Award date) of all ISOs’ Shares which first become exercisable by a Participant in any calendar year under all Company plans shall not exceed $100,000. Awards above this limit or to non-employees shall be deemed separate, non-qualified Awards under 26 USC §422.

If authorized in the applicable Award Agreement or by the Committee, in its sole discretion, a Participant may transfer, not for value, all or part of an option which is not an ISO to any Family Member. A transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless applicable laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Participant) in exchange for an interest in such entity. Following a transfer under this Section 4.2, any such option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer. Subsequent transfers of transferred options shall be prohibited except to Family Members of the original Participant in accordance with this Section 4.2 or by will or the laws of descent and distribution.

For purposes of this Section 4.2, “Family Member” shall mean, with respect to any Participant as of any date of determination, (a) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Participant, (b) any person sharing such Participant’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Participant) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Participant) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Participant) own more than fifty percent (50%) of the voting interests.

4.3    Appreciation Rights - The Committee may grant Awards of rights to receive all or a portion of the appreciation in the value of the Shares over a period of time, to Participants on Terms specified in the Award Agreements.

4.4    Restricted Stock Units – The Committee may grant Awards of rights to receive a number of Shares in the future, subject to the satisfaction of vesting criteria specified in the Award Agreements.

4.5    Cash Awards - The Committee may grant cash-based Awards to Participants which may be based on the successful attainment of one or more Performance Objectives.

4.6    Other Awards - The Committee may grant Awards in tandem with, contingent upon, or convertible into, other Awards on Terms specified in the Award Agreements.

Article V.    Termination of Awards

5.1    Unvested Rights - Except as otherwise provided in an Award Agreement or by the Committee, every unvested, unexercised right under this Plan shall terminate and expire at the earlier of the expiration date in the Award Agreement or termination of the Participant’s employment.

5.2    Vested Rights - Except as otherwise provided in an Award Agreement or by the Committee, every vested, unexercised right under this Plan shall terminate and expire at the earlier of: (a) the expiration date in the Award Agreement, (b) thirty days after termination of employment, or (c) one year after a Participant’s death or Disability, provided that all of the foregoing shall be administered subject to the Committee’s Rules. For purposes of the Plan and any Award Agreement, “Disability” means the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

Article VI.    Adjustment of Number of Shares

6.1    Dividends - In the event that any stock dividend is declared on the Stock, the number of Shares in any Award Agreement and the maximum limit on Shares in Section 3.1 shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such Share had been outstanding on the date fixed for determining the stockholders entitled to receive such dividend. In the event of any other distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend) without receipt of consideration by the Company, the Committee shall in such manner as the Committee deems appropriate adjust (i) the number and kind of Shares subject to outstanding Awards and/or (ii) the purchase price of (or other consideration for) outstanding Awards to reflect such distribution.

6.2    Reorganization - In the event that the outstanding Stock is exchanged for or changed into any different number or class of securities, whether through reorganization, recapitalization, stock split, reverse stock split, combination of shares, merger or consolidation, then there shall be substituted for each Share subject to any Award and for the maximum limit on Shares in Section 3.1, the number and class of securities for which each outstanding Share shall be so exchanged or into which each such Share shall be changed. In addition, the Committee shall determine whether any adjustment to the purchase price of (or other consideration for) outstanding Awards is appropriate and equitable.

Article VII.    Change of Control

7.1    Change of Control - A “Change of Control” includes any transaction (or series of transactions): (a) if the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company; (b) in which any person or group (other than, in either case, a Permitted Holder) acquires, after the Effective Date, more than 50% of the voting power of the Company’s voting securities; or (c) in which substantially all of the assets of the Company are sold. “Permitted Holder” means (i) Jeffrey T. Gill and R. Scott Gill, (ii) all lineal descendants of Jeffrey T. Gill and R. Scott Gill, and all spouses and adopted children of such descendants, (iii) all trusts for the benefit of any person described in clause (i) or clause (ii) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (ii) and (iii); and (iv) all partnerships, corporations, limited liability companies or other entities controlled by a Person described in clauses (i), (ii), (iii) or (iv).

7.2    Change of Control in which Awards are Assumed - Unless otherwise provided by the Committee in an Award Agreement or any other agreement with a Participant, in connection with a Change of Control in which Awards are being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent assumed, continued, or substituted for:

(a)    The Plan and the Awards theretofore granted under the Plan shall continue in the manner and under the terms so provided in the event of a Change of Control to the extent that provision is made in writing in connection with such Change of Control for the assumption or continuation of such Awards, or for the substitution for such Awards of new options, appreciation rights, restricted stock, restricted stock units, and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and appreciation rights exercise prices; and

(b)    In the event a Participant’s Award is assumed, continued, or substituted upon the consummation of any Change of Control and his or her employment is terminated without Cause within one year following the consummation of such Change of Control, the Participant shall be credited with an additional twelve (12) months of service from the date of such termination for purposes of vesting in the shares subject to such Award and the Participant’s Award (to the extent vested) may be exercised, to the extent applicable, beginning on the date of such termination and for the one year period immediately following such termination or for such longer period as the Committee shall determine. “Cause” means the Participant’s: (i) fraud, gross negligence, willful misconduct or failure to perform essential job duties, which causes material harm to the Company, and which remains uncured for thirty days after receipt of detailed written request for cure, (ii) conviction of any felony or any other crime of moral turpitude, or (iii) inability or unwillingness to perform his or her duties for a continuous period of thirty days after receipt of the Company’s written notice thereof.

7.3    Change of Control in which Awards are not Assumed - Unless otherwise provided by the Committee in an Award Agreement or any other agreement with a Participant, in connection with a Change of Control in which Awards are not being assumed, continued, or substituted for, the following provisions shall apply to such Award:

(a)    the vesting date for all unvested or forfeitable rights in any Award shall be accelerated to the date of such Change of Control; and

(b)    the Committee may elect, in its sole discretion, to (a) cancel any outstanding Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith) equal to the product of the number of Shares subject to the Award (the “Grant Shares”) multiplied by the amount, if any, by which (i) the formula or fixed price per Share paid to holders of Shares pursuant to such Change of Control exceeds (ii) the purchase price applicable to such Grant Shares, or (b) cancel any outstanding Awards to the extent the purchase price applicable to the Grant Shares issuable thereunder is greater than the formula or fixed price per share paid to holders of Shares pursuant to such Change of Control, with or without any payment to the holders thereof.

Article VIII.    Miscellaneous

8.1    No Other Rights - Participation under the Plan shall not be construed as giving an employee any future right of employment with the Company. Subject to applicable Rules, acceptance of any Award shall constitute acceptance of the Company’s right to terminate employment at will, and acceptance of all provisions of the Plan.

8.2    Governing Law - This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Delaware using any dispute resolution methods selected by the Committee.

8.3    Termination of Plan - The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Except as provided in Article VII, termination of the Plan shall not affect unexpired outstanding Awards previously granted.

8.4    Repricing - The terms of outstanding options and appreciation rights may not be amended, without stockholder approval, to reduce the purchase price applicable to such Awards or cancel, exchange, substitute, buyout or surrender such outstanding options or appreciation rights in exchange for cash, other Awards or options or appreciation rights with an option price that is less than the purchase price of the original options or appreciation rights.

8.5    Withholding Taxes. The Company shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by applicable laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Shares upon the exercise of an option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Participant shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company to withhold Shares otherwise issuable to the Participant or (b) by delivering to the Company Shares already owned by the Participant. The Shares so withheld or delivered shall have an aggregate fair market value equal to such withholding obligation.